EXHIBIT 99.1

ONELINK COMMUNICATIONS, INC. ANNOUNCES SECOND
QUARTER RESULTS; TELESMART DRIVES PERFORMANCE PROGRESS

MINNEAPOLIS, July 29 /PRNewswire/ -- OneLink Communications, Inc. (OTC Bulletin Board: ONEL - news) - a provider of enhanced business services to the telecommunications industry -- announced its second quarter results today.

SECOND QUARTER/YEAR-TO-DATE HIGHLIGHTS:

- Gross profit increased 25%, compared to the second quarter of 1998 and increased 62% year-to-date, compared to the first six months of 1998.

- TeleSmart(TM) data processing revenues increased 225%, compared to the second quarter of 1998 and increased 362% year-to-date, compared to first half of 1998.

- TeleSmart gross margin percentage increased 22% year-to-date over the same period of 1998.

- Net loss from continuing operations for the second quarter was consistent with the prior year period while year-to-date losses decreased 18% over the same period in 1998.

"Beyond our financial improvement, which was driven by our flagship TeleSmart Data Services product, we made significant progress in continuing to penetrate our target market by signing a consulting services contract with a Midwestern Regional Bell Operating Company (RBOC). After technical preparations are completed with the fulfillment of this contract, we expect that the RBOC will begin offering TeleSmart and generating service bureau revenue for OneLink," said Paul Lidsky, President and CEO of OneLink.

"This RBOC will be the third incumbent local exchange carrier (ILEC) to introduce TeleSmart as a value-added service to business customers in the last year, joining U S WEST and Cincinnati Bell. We are in discussions with all of the remaining RBOCs and some of the largest independent telephone companies, and we are confident that at least one more phone company will contract for our services this year," he added.

Lidsky noted that recent articles about the company and TeleSmart have begun to appear in industry trade publications and analyst reports as a result of its second quarter media tour. "The publicity is fueling additional interest in our product as a highly attractive way to increase telephone company revenues and cement customer loyalty."

OneLink also reported that their market is enthusiastic about the company's plan to begin delivering TeleSmart over the Internet in October. "This new delivery system virtually guarantees higher traffic for the telephone companies' Web sites, creating the opportunity to cross-sell other services," said Lidsky.

FINANCIAL DETAIL

OneLink reported revenues from continuing operations for the three months ended June 30, 1999 of $409,117 compared to $399,454 for the three months ended June 30, 1998, an increase of $9,663 or 2%. However, year to date revenues have increased by 31%, with revenues for the six months ended June 30, 1999 of $886,661 compared to $676,622 for the same period in 1998. The increase is a result of the growth of service bureau revenues for TeleSmart Data Services.

Gross profits from continuing operations for the second quarter of 1999 increased to $176,033 or 25% in comparison to $140,592 for the second quarter of 1998. For the six months ended June 30, 1999, gross profit was $368,732 compared to $227,522 for the same period in 1998, an increase of 31%. These improvements came as a result of the continued strong gross margins driven by the TeleSmart service bureau business.

Net loss from continuing operations for the second quarter was $281,207 compared to $285,017 for the second quarter 1998. The Company's net loss from continuing operations decreased 18% to $534,190 for the six months ended June 30, 1999 compared to $647,737 for the same period in 1998.

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OneLink Communications, Inc., based in Minneapolis, specializes in transforming raw telecommunications data into visual business intelligence that enables business leaders to make more informed decisions. The company markets its TeleSmart(TM) Data Services to telecommunications network providers who private brand the service and use it to build and/or enhance business customer relationships and increase customer satisfaction, loyalty and retention. For more information, visit http://www.onelink.com

This release contains forward-looking statements within the meaning of the Private Securities Litigation Acts of 1995. A number of factors should be considered in conjunction with the above forward-looking statements. These factors include changes in economic and market conditions, the development of new technologies, product pricing, industry regulation, management of growth, business strategy and measures to implement strategy, competitive strengths, and expansion. Additionally, other factors set forth in cautionary statements included in OneLink's Form 10-K and other documents filed with the Securities and Exchange Commission should also be considered. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management's analysis only as of the date of this release. The company undertakes no obligation to update these forward-looking statements to reflect events and circumstances that may arise after the date of this release.

                          OneLink Communications, Inc.
                       Condensed Statements of Operations
                                   (unaudited)

                                                THREE MONTHS ENDED             SIX MONTHS ENDED
                                                       JUNE 30,                     JUNE 30,
                                                 1999           1998           1999          1998
                                                 ----           ----           ----          ----
Sales from continuing
  Operations                                  $ 409,117      $ 399,454      $ 886,661      $ 676,622

Gross Profit from Continuing Operations         176,033        140,592        368,732        227,522
Operating Expenses from Continuing
  Operations                                    471,491        431,614        921,410        870,931

Operating Loss from Continuing Operations      (295,458)      (291,022)      (552,678)      (643,409)
Net Loss from Continuing Operations            (281,207)      (285,017)      (534,190)      (647,737)
Income (Loss) from discontinued
  operations                                          0         36,990              0         57,682
Net Gain (Loss) on disposal of
  Discontinued assets                                 0           (883)             0            (72)
Net Loss                                       (281,207)      (248,910)      (534,190)      (590,127)
Net Loss per share from Continuing
  Operations (Basic and diluted)              $    (.04)      $    (.06)    $    (.09)     $    (.13)
Net Loss per share (Basic and diluted)        $    (.04)      $    (.05)    $    (.09)     $    (.12)
Weighted Average Shares Outstanding
  (Basic and diluted)                         6,932,947       4,993,454     5,919,334      4,992,580


For Further Information, Contact:

Paul Lidsky, President & CEO                         Brenda Groff, Controller
(612) 996-9102                                       (612) 996-9138
plidsky@onelink.com                                  bgroff@onelink.com